                                                                    EXHIBIT 10aa
                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT by and between Bell Atlantic Corporation, a Delaware corporation (the "Company"), and Raymond W. Smith (the "Executive"), dated as of the 14th day of August, 1997.


                              W I T N E S S E T H

     WHEREAS, the Company and NYNEX Corporation, a Delaware corporation ("NYNEX"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 2, 1996 (the "Merger Agreement"), whereby NYNEX will merge with a wholly-owned subsidiary of the Company; and

     WHEREAS, the Company and NYNEX wish to provide for the orderly succession of the management of the Company following the Effective Time (as defined in the Merger Agreement); and

     WHEREAS, the Company and NYNEX further wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period") and unless the Executive elects not to continue his employment pursuant hereto, for a further period (the "Secondary Period") (the Initial Period and the Secondary Period are hereinafter collectively referred to in the aggregate as the "Employment Period"). The Initial Period shall begin at the Effective Time, and end on (i) the later of
(a) one year following the Effective Time but no later than December 31, 1998; or (b) July 1, 1998; or (ii) such earlier date as the Executive ceases to be Chief Executive Officer of the Company for any reason. A Secondary Period shall begin at the end of the Initial Period and end on December 31, 1998, or on such earlier date as the Executive ceases to be the Chairman of the Company for any reason.

     2. POSITION AND DUTIES. (a) During the Initial Period, the Executive shall serve as Chairman and as Chief Executive Officer of the Company, and if there shall be a Secondary Period, during the Secondary Period, the Executive shall serve as Chairman, in each case with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. At the expiration of the Initial Period, the Executive shall resign as Chairman and Chief Executive Officer of the Company; provided, however, that if there shall be a Secondary Period, then the Executive shall only resign as Chief Executive Officer at the expiration of the Initial Period, and shall resign as Chairman at the expiration of the Secondary Period. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board and for the positions specified above throughout the Employment Period.

     (b) The President of the Company shall report to the Executive. An Office of the Chairman, which shall be comprised solely of the Chairman and the President, shall be established and the other principal executive officers of the Company shall report to that Office of the Chairman. During the Employment Period, the Executive shall serve as Chairman of the Board and as Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board.

     (c) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     (d) The Company's headquarters shall be located in New York City. The Company shall reimburse the Executive for reasonable expenses incurred by him while working in the New York City area during the Employment Period and shall make an apartment in the New York City area available for use by the Executive (or provide appropriate reimbursement or allowance for the Executive's occupancy of an apartment in the New York City area) during the Employment Period and for a period up to one year after the Employment Period. In the event such expense reimbursements or the Executive's use of the apartment are not treated as business expenses excludable from the Executive's gross income for income tax purposes, the Company shall provide the Executive with a gross-up payment for the additional income taxes payable by the Executive as a result of such expense reimbursements and use of the apartment. In addition, the Company shall assure that the Executive suffers no financial loss on the sale of the second home that the Executive has maintained in Maryland in connection with the duties performed by the Executive at the Company's offices in Arlington, Virginia. The amount of the loss shall be the excess, if any, of the Executive's adjusted basis (as determined under the Internal Revenue Code) in that home over the adjusted sale price (as determined under Section 1034(b) of the Internal Revenue Code) of the home; provided, however, that: (a) such excess shall be reduced by the tax benefit to the Executive resulting from such loss; and (b) the Company shall also pay to the Executive a gross-up payment for the additional income taxes payable by the Executive as a result of the payment for any such loss.

     3. COMPENSATION. (a) BASE SALARY. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the committee of the Board having responsibility for approving the compensation of senior executives (the "Compensation Committee"), subject to the next sentence and Section 3(b). During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary from the Company as in effect immediately before the Effective Time. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

     (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and/or other long-term incentive compensation, as adopted and approved by the Compensation Committee from time to time) providing him with the opportunity to earn, in the aggregate, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the aggregate amounts that he had the opportunity to earn under the ordinary annual grants under the comparable plans of the Company as in effect immediately before the Effective Time. In addition, the Incentive Compensation awards made to the Executive with respect to the final year of the Employment Period shall be at least equal to the highest awards made to any other senior executive of the Company for that year.

     (c) OTHER BENEFITS. (i) During the Employment Period and thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, and (B) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by the Company, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, vacation pay (under the Company's current accrual policies such that 1999 vacation shall be earned by virtue of completion of the Employment Period as of December 31,
1998), employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, and, upon retirement, all applicable retirement benefit plans to the same extent, and subject to the same terms, conditions, cost-sharing requirements and the like, as other senior executives of the Company, as such plans may be amended from time to time.

     (ii) During the Employment Period, the Executive shall participate in such one or more supplemental executive retirement plans as may be adopted and amended by the Compensation Committee from time to time ("SERPS") such that the aggregate value of the retirement benefits that he and his beneficiaries will receive at the end of the Employment Period under all pension benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the benefits he would have received had he continued, through the end of the Employment Period, to participate in the Bell Atlantic Cash Balance Plan and the Bell Atlantic Senior Management Retirement Income Plan (collectively, the "Company Plans"), as in effect immediately before the Effective Time.

     (iii) In consideration of Executive's agreement to retire at the end of the Employment Period, rather than at a later date, the Board shall give consideration to any impairment of compensation or awards that Executive may incur by reason of retiring at that time and to the extent that the Board reasonably determines that such an impairment has occurred, shall, on or before the date of Executive's retirement, undertake to eliminate any such impairment in such manner as the Board then deems appropriate.

     (d) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to receive fringe benefits of comparable value as he received from the Company immediately before the Effective Time. Financial counseling services, which are included in such fringe benefits, shall continue to be provided to the Executive by the Company for two (2) years after the end of the Employment Period in accordance with the Company's current policies. Further, for such period after the Employment Period that the Executive continues to represent the Company on corporate, industry, civic or charitable boards or advisory councils (but not less than five (5) years), the Company shall continue to provide the Executive with office space, secretarial support and use of corporate aircraft (including limited personal use in accordance with the Company's current policies).

     (e) LIFE INSURANCE. (i) Subject to the further terms set forth below, the Company agrees to participate in the purchase of a life insurance policy (the "Policy") on the Executive's life under which, by collateral assignment, endorsement, or co-ownership agreement, a death benefit shall be payable to the Raymond W. Smith Life Insurance Trust or such successor beneficiary or beneficiaries as the trustees of that trust may subsequently designate (the "Beneficiary").

     (ii) Attached hereto is a schedule showing the Beneficiary's share of the death benefit and premiums under the Policy for each year of the scheduled coverage period. The Company agrees to pay such portion of the Policy premiums (after taking account of the Beneficiary's share of the premiums) as necessary to maintain the Policy in force during the Employment Period and thereafter until the Executive's ninety-fifth (95th) birthday (or his earlier death) and to assure that the death benefit under the Policy during such period is at least equal to the Beneficiary's share, as determined under that schedule. The Company shall commence making such premium payments as of the first date that premiums are due under the Policy, provided that if such date precedes the Effective Time and the merger does not occur, the Company shall have no further obligation under this Section 3(e). The Company's obligations under this Section 3(e) shall also cease in the event that (i) the Beneficiary has not paid or reimbursed the Company for the Beneficiary's share of any annual premium, or (ii) the Executive has taken any action that would give rise to a forfeiture of benefits under the Bell Atlantic Senior Management Retirement Income Plan.

     (iii) Nothing in this Agreement shall obligate the Company to pay premiums of any particular amount or at any particular time under the Policy, and the Company shall have the right at any time before the Executive's death to withdraw all or any portion of the cash surrender value of the Policy, provided
                                                                       --------
that the Company has paid or thereafter continues to pay sufficient premiums (in excess of the Beneficiary's scheduled share) for the Policy to remain in force and for the death benefit to remain at least equal to the Beneficiary's scheduled share of the death benefit for the period described in paragraph (ii), and further provided that, if the Company fails for any reason to pay sufficient
    ----------------
premiums (in excess of the Beneficiary's scheduled share) for the death benefit to remain at that level for that period, the Company shall be liable upon the Executive's death to make such payments as are necessary to place the Beneficiary (and, if relevant, the Executive's estate) in the same financial position (after taking account of any resulting income or other taxes) as if the Company had paid sufficient premiums for the Beneficiary's share of the death benefit under the Policy to remain at the scheduled level for the period described in paragraph (ii). The Company's share of the death benefit under the Policy shall be limited to the excess, if any, of the total Policy death benefit over the Beneficiary's scheduled share.

     (iv) Notwithstanding subparagraph (iii), nothing in this Agreement shall preclude the Beneficiary from paying additional premiums or acquiring such additional incidents of ownership under the Policy as the Company and Beneficiary may agree. Further, in the event that the Company concludes that the Executive has taken any action that would result in a forfeiture of benefits under the Bell Atlantic Senior Management Retirement Income Plan, the Company shall take no action to prevent the Policy from remaining in force, provided that the Beneficiary agrees to pay all subsequent premiums that may be required under the Policy; in such event, the Company's interest in the cash surrender value of the Policy shall be limited to the portion of the cash surrender value attributable to the premium payments theretofore made by the Company, adjusted for any withdrawals made by the Company.

     (v) The Executive shall possess no incidents of ownership in the Policy, including the power to change the Beneficiary, to surrender or cancel the Policy, to assign the Policy, to revoke an assignment of the Policy, to pledge the Policy for a loan, or to obtain from the insurer a loan against the Policy.

     (vi) In the event that the purchase of the Policy gives rise to any obligation by the Company to withhold taxes with respect to a tax liability of the Executive, the Company shall have the right to withhold such taxes out of other amounts payable to the Executive or to satisfy the withholding obligations in such other manner as the Company and the Executive may agree.

     (vii) The Company further agrees to use its best efforts to enable the Executive, the Beneficiary, or another beneficiary designated by the Executive to purchase additional life insurance from the same insurer on comparable terms, provided that the Company shall have no obligation to make any premium payments or advances or incur any other cost for such other life insurance policy or policies.

     4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

     (b) BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means the conviction of the Executive for the commission of a felony, or willful misconduct by the Executive, in either case that results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

     (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of three quarters of the entire membership of the Board stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

     (iii) A termination of the Executive's employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The "Special Board Meeting without Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination without Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by affirmative vote of three quarters of the entire membership of the Board stating that the Executive is terminated without Cause.

     (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                   A. the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions to be held by the Executive pursuant to this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                   B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                   C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (d) of Section 2 of this Agreement;

                   D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

                   E. any failure by the Company to comply with paragraph (c) of Section 10 of this Agreement; or

                   F. any other material breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

             (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

             (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

     (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

     (e) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

     5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment for any reason other than Cause, death or Disability, or the Executive terminates employment for Good Reason, the Executive shall, upon termination of employment, cease active participation, and commence participation as a retiree, in all retirement benefit plans applicable to similarly situated senior executives, as such plans may be amended from time to time. In such event, the Executive's benefits under the SERPs, including any additional accrued benefit under any qualified defined benefit plan which the Executive will have been precluded from receiving due to the termination of his employment prior to the end of the Employment Period, shall be calculated as though the Executive had remained employed with the Company pursuant to the terms of this Agreement and had voluntarily retired at the end of the Employment Period, but any cashout or annuity conversion of a SERP benefit shall be based on the Executive's actual age at the time of commencing the benefit. Moreover, in such event, subject to the terms and conditions of this Agreement, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a) and (b) of Section 3 as if he had remained employed by the Company pursuant to this Agreement through the end of the Employment Period and then retired; provided, that the Incentive Compensation for such period shall be equal to the maximum Incentive Compensation that the Executive would have been eligible to earn for such period; provided, further that in lieu of any further grants of stock-based Incentive Compensation in the form of options or otherwise, the Executive shall be paid cash equal to the Black-Scholes value (without regard to any restrictions) of the stock options, and the fair market value (without regard to any restrictions) of any restricted stock and other stock-based awards that would otherwise have been granted; and provided, further, that the Company shall pay to the Executive a sum equal to the sum of: (a) the maximum value of any and all company matching contributions or other company contributions which the Executive could have received under any qualified or nonqualified defined contribution retirement plan, and (b) the maximum value of the premiums to purchase employee welfare benefits which the Executive would have received in the form of Company-paid benefits (as measured by the Company's average plan cost of providing such benefits to such a participant), which the Executive (and any of his eligible beneficiaries) could have received had he remained employed pursuant to this Agreement until the end of the Employment Period. In addition to the foregoing, any restricted stock outstanding on the Date of Termination and all options outstanding on the Date of Termination in either case granted by the Company shall remain in effect and exercisable for the maximum period of years allowed, from the date of the Executive's actual retirement, under the original terms of the restricted stock or stock options. Further, any restricted stock and all options granted by the Company on or after the Effective Time outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable for the maximum period of years allowable, from the date of the Executive's actual retirement, under the terms of the Company's stock option plan applicable to a senior executive who is eligible to retire. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

     (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing any grants of Incentive

Compensation, other than stock options, which have not, prior to the date of Disability termination or death, resulted in awards of cash or shares for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period;
(3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in
Section 6 below, and except as provided under the terms and conditions of any stock options which are outstanding on such date of Disability termination or death.

     (c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment, other than for Good Reason, during the Employment Period, the Company shall pay to the Executive in a lump sum in cash within 30 days of the Date of Termination, (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (3) any accrued but unpaid Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in
Section 6 below.

     (d) The Company's obligation to deliver the liquidated damages payments described in paragraph (a) of this Section 5 shall be contingent on the Executive delivering to the Company, on or about the Date of Termination, a legal release in a form acceptable to counsel to the Company, releasing the Company, its affiliates, and the current and former directors, officers and employees of the Company, subject to the Company's continuing obligations under this Agreement, and subject to the Executive's continuing rights under the terms and conditions of the compensation and benefit plans in which the Executive is a participant, as such plans may be amended from time to time. Moreover, the Company's obligation to pay any such liquidated damages shall cease in the event that the Board determines that the Executive, subsequent to his Termination of Employment, has either materially breached any covenant of this Agreement which then remains in force, or violated the terms of any agreement prohibiting competition by the Executive which may then be in force as applied to the Executive.

     (e) (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by
Section 4999 of the Code as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5(e)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the

Excise Tax on Payments and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Executive ("Independent Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

     (ii) The Gross-Up Payments provided for in Section 5(e)(i) hereof shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

     (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under Section 5(e)(i) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

     (iv) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Independent Counsel incurred in connection with this agreement shall be borne by the Company.

     6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 11, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation, the SERPS, or any other plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c)(iii) of Section 3, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

     9. ATTORNEYS' FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     11. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Executive:

               Mr. Raymond W. Smith
               1600 Hagy's Ford Road
               11-A
               Penn Valley, Pennsylvania 19072


               If to the Company:

               Bell Atlantic Corporation
               1095 Avenue of the Americas
               New York, NY 10036
               Attention: General Counsel


or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

     (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof. Nothing in this Agreement is intended to nullify any other obligation of the Executive under any agreement or benefit plan which prohibits the disclosure of proprietary information or prohibits the Executive from engaging in competitive activities against the Company.

     (g)  The Company shall cause to be maintained through January 1, 1999
Section 5.11 of the Bylaws of the Company which requires (among other things) a three-quarters vote of the entire Board in order to amend or modify the terms of this Agreement.

     (h) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

     (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                ------------------------------------------------
                                Raymond W. Smith


                                Bell Atlantic Corporation


                                By
                                  ----------------------------------------------